SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

X-Rite, Inc.

(Name of Registrant as Specified In Its Charter)

[NOT APPLICABLE]

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[Not Applicable]

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[Not Applicable]

X-RITE, INCORPORATED

4300 44TH Street, S.E.

Grand Rapids, Michigan 49512

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of X-Rite, Incorporated, a Michigan corporation, will be held at Western Michigan University Conference Center, 200 Ionia Avenue, N.W., Grand Rapids, Michigan, on Tuesday, May 22, 2007, at 8:30 a.m., for the following purposes:

1.	Election of directors as set forth in the accompanying Proxy Statement.

2.	Such other matters as may properly come before the meeting.

Shareholders of record as of the close of business on April 9, 2007, are entitled to notice of, and to vote at the meeting. We are pleased to offer multiple options for voting your shares. As detailed in the “Solicitation of Proxies” section of this Notice and Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to vote by the Internet as it is the most cost-effective method. Whether or not you expect to be present at this meeting, you are requested to vote your shares using one of the methods discussed above. If you attend the meeting and wish to vote in person, you may withdraw your Proxy in the manner set forth in the accompanying Proxy Statement.

By Order of the Board of Directors

Mary E. Chowning

Secretary

April 24, 2007

Grand Rapids, Michigan

Directions to Annual Meeting

Located in downtown Grand Rapids, The Western Michigan University Conference Center is at the corner of Ionia Avenue and Cherry Street with parking on the diagonal corner opposite the Center.

South of Interstate 196 from U.S. 131, use exit 85A if southbound on 131, or exit 84B if northbound on 131.

X-RITE, INCORPORATED

4300 44TH Street

Grand Rapids, Michigan 49512

PROXY STATEMENT

April 24, 2007

Solicitation of Proxies

This Proxy Statement, which was first mailed to shareholders on or about April 24, 2007, is furnished in connection with the solicitation of proxies by the Board of Directors of X-Rite, Incorporated (the “Company” or “X-Rite”), to be voted at the Annual Meeting of the shareholders of the Company, which will be held at 8:30 a.m. on Tuesday, May 22, 2007, at the Western Michigan University Conference Center, 200 Ionia Avenue, N.W., Grand Rapids, Michigan, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of a Proxy allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. There are four (4) ways to vote your shares:

1.	By the Internet at www.proxyvote.com

2.	By toll-free telephone at 1-800-690-6903

3.	By completing and mailing your Proxy Card

4.	By written ballot at the Annual Meeting

If the enclosed Proxy Card is properly executed using any of the methods described above, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders or at any adjournment of that meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified on a properly executed Proxy Card, the shares represented by the Proxy will be voted for the election of the directors listed as nominees in the Proxy and at the discretion of the Proxy voters on any other matters voted upon at the meeting. A Proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) delivery of a later-dated Proxy, including by telephone or Internet vote, or (3) attending the meeting and voting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a Proxy.

The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mails, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. In addition, brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners.

Voting Securities and Record Date

The Board of Directors has fixed April 9, 2007 as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date approximately 29,053,065 shares of the Company’s common stock, par value $.10 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. A majority of the shares entitled to vote represented in person or by proxy will constitute a quorum for action at the Annual Meeting. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transactions of business. However, abstentions and broker non-votes will be disregarded in tabulating the votes on all matters brought before the meeting.

Electronic Delivery of Proxy Statement and Annual Report

The Proxy Statement and the 2006 Annual Report are available on the Company’s Internet site at www.xrite.com/company_investor_relations.aspx.

Most shareholders can elect to receive future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save the Company the cost of producing and mailing these documents by:

•	Following the instructions provided when you vote over the Internet, or

•	Going to www.xrite.com/company_investor_relations.aspx and following the instructions provided.

If you are a shareholder of record and you choose to receive future Proxy Statements and Annual Reports over the Internet, you will receive an e-mail message next year containing the Internet address to access the Company’s Proxy Statement and Annual Report. The e-mail also will include instructions for voting over the Internet. Your choice will remain in effect until you tell us otherwise.

If you hold your shares in “street name”, and choose to receive future Proxy Statements and Annual Reports over the Internet and your bank, broker or other holder of record participates in the service you will receive an e-mail message next year containing the Internet address to use to access the Company’s Proxy Statement and Annual Report.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Company’s Articles of Incorporation specify that the Board of Directors shall consist of at least six (6), but not more than nine (9) members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at nine (9). The Articles also specify that the Board of Directors be divided into three classes, with the directors of the classes to hold office for staggered terms of three (3) years each.

Unless otherwise specifically directed by a marking on a shareholder’s Proxy, the persons named as proxy voters in the accompanying Proxy will vote for the nominees described below. If any of these nominees were to become unable to serve as a director, which is not now anticipated, the Board of Directors may designate a substitute nominee, in which case the accompanying Proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote on their election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Any shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

NOMINEES

The Board of Directors has nominated Gideon Argov, L. Peter Frieder and Thomas J. Vacchiano, Jr. for election as directors to three-year terms expiring in 2010. Each of these director nominees is presently serving as a director of the Company. Mr. Vacchiano was appointed to the Board of Directors on October 1, 2006 to fill the vacancy created by the resignation of Michael C. Ferrara. The Company’s Articles of Incorporation require that directors, who were appointed to the Board of Directors, like Mr. Vacchiano, stand for reelection at the first annual meeting of shareholders after their appointment.

The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors.

Names, (Ages), Positions and Backgrounds of Directors & Director Nominees	Service as a Director
Nominees For Election with Terms to Expire in 2010

Gideon Argov (50) is President and CEO of Entegris, a materials integrity management company serving high technology industries. Mr. Argov became President and CEO of Entegris immediately after its merger with Mykrolis on August 5, 2005. He had served as CEO of Mykrolis since November 2004. Prior to joining Mykrolis, Mr. Argov was a special limited partner of Parthenon Capital, a Boston-based private equity partnership, since 2001. Prior to the Company’s acquisition of Amazys Holding AG, Mr. Argov served on its Board of Directors since 1997. Mr. Argov currently serves on the Boards of Director for Fundtech Corporation and Interline Brands, Inc.	Director since July 2006 Member of the Compensation Committee

Nominees For Election with Terms to Expire in 2010

L. Peter Frieder (63) is the President and CEO of Gentex Corporation, a designer, developer and manufacturer of integrated life support systems for human protection and enhanced human performance headquartered in Carbondale, Pennsylvania. He has held that position for more than five years. Mr. Frieder also serves as a Senior Vice President for U.S. Business Development for Essilor, which designs and manufactures corrective lenses worldwide.	Director since November 2003 Member of the Nominating & Governance Committee

Thomas J. Vacchiano, Jr. (55) is the President and CEO of the Company and has held that position since October 1, 2006. He joined X-Rite as its President in July 2006 as part of Amazys acquisition. Beginning in January 2001, he served as President and the CEO for Amazys Holding AG. Amazys was a color technology company headquartered in Switzerland and publicly traded on the Swiss Stock Exchange.	Director since October 2006

Directors Whose Terms Expire in 2008

Stanley W. Cheff (65) retired in 2004 as Chairman of the Board of Wolverine Building Group, a construction firm headquartered in Michigan. Previously, Mr. Cheff served as President and Chief Executive Officer of Wolverine Building Group, holding that position for more than five years.	Director since 1996 Chairman of Nominating & Governance Committee and Member of the Compensation Committee

Dr. Massimo S. Lattmann (63) is a Founder, Senior Partner and Chairman of Venture Partners AG since 1997. Prior to 1997, he held several senior management positions in industry and was the founder and CEO of the Instrumatic Group from 1977 until its sale in 1991. Prior to the Company’s acquisition of Amazys Holding AG, Dr. Lattmann served on its Board of Directors since 1997.	Director since July 2006

John E. Utley (66) retired in 1999 as Acting Deputy President of Lucas Varity Automotive. Lucas Varity was headquartered in London, England before being sold to TRW, Inc. Prior to that, he served in several senior management positions for more than five years, including Senior Vice President Strategic Marketing for Varity Corporation and served as Chairman of the Board of both Kelsey Hayes Co. and Walbro Corporation.	Director since 2000 Chairman of the Board of Directors and Member of the Audit Committee and Nominating & Governance Committee, and Ex-officio member of the Compensation Committee

Directors Whose Terms Expire in 2009

Mario Fontana (60) has served as a member of the board of directors of various public companies over the past seven years. Prior to the Company’s acquisition of Amazys Holding AG, Mr. Fontana served as the Chairman of its Board of Directors since 2004. Mr. Fontana currently serves on the board of directors of Swissquote, Inficon and Dufry AG. He also serves on the board of SBB, the Swiss Railways Company and Hexagon AB. Prior to his board activities, Mr. Fontana held senior executive positions at Hewlett-Packard for over 15 years.	Director since July 2006 Member of the Nominating & Governance Committee

Paul R. Sylvester (47) is CEO and Co-Chairman of the Board of Manatron, Inc. headquartered in Michigan that specializes in local government property tax software and services. He became President and Chief Executive Officer of Manatron in March of 1996. Mr. Sylvester is a CPA and has been a director at Manatron since 1987.	Director since January 2003 Chairman of the Audit Committee and Member of Compensation Committee

Mark D. Weishaar (49) is CEO and President of Sturgis Molded Products, a custom injection molding company headquartered in Michigan, and has held that position since 1997. Mr. Weishaar is a CPA and served as a Partner and Member of the board of directors for BDO Seidman, LLP where he worked for 15 years in various capacities.	Director since January 2003 Chairman of the Compensation Committee and Member of the Audit Committee

NOMINATION OF DIRECTORS

The Nominating and Governance Committee (“NGC”) annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the NGC considers, among other things, the qualifications of individual director candidates.

The objective of the NGC is to have a Board comprised of members with diverse backgrounds. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to Board activities. Although there are no stated minimum criteria for director nominees, the Board takes into account many factors, including general understanding of technology, marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. The Board does, however, believe it is appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules, and that a majority of the members of the Board meet the definition of “independent director” under The NASDAQ Stock Market (“NASDAQ”) rules. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the NGC also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation.

Although the Company does not have a formal policy concerning shareholder recommendations, the NGC will consider shareholder recommendations for candidates for the Board. To date, the Company has not received any recommendations from shareholders requesting that the NGC consider a candidate for inclusion in the slate of nominees in the Company’s proxy statement. Recommendations should be submitted in writing to the Company indicating the name of any recommended candidate for director, together with a brief biographical sketch, and a document indicating the candidate’s willingness to serve, if elected, to the attention of the Corporate Secretary of the Company. To be included in the Company’s proxy statement relating to the 2008 annual meeting of shareholders or to be considered at the meeting, recommendations must be received in the manner specified under “Shareholder Proposal – Annual Meeting” below.

DIRECTOR INDEPENDENCE

The Board has determined that a majority of the Directors are “independent” for purposes of compliance with NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. Further, all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and NASDAQ listing standards. The Board based these determinations primarily on a review of the responses of the Directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

Accordingly, the Board has determined that each of the non-employee Directors, other than Mr. Cheff, is independent and has no relationship with the Company, except as a Director and stockholder of the Company. The independent Directors are as follows:

Gideon Argov	Paul R. Sylvester
Mario M. Fontana	John E. Utley
L. Peter Frieder	Mark D. Weishaar
Dr. Massimo S. Lattmann

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Board has adopted a charter for each of the three standing committees that addresses the make-up and functioning of the committees, along with a procedure for shareholder communications and the selection process for Board candidates. The Board has also adopted an Ethical Conduct Policy that applies to all of our employees, officers and Directors; a Whistleblower’s Protection Policy; and a Code of Ethics for Senior Executive Officers. The Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer by posting such information on the Company’s website. The following documents may be viewed on the Company’s internet page at http://www.xrite.com/company_investor_relations.aspx and are available in print to our shareholders by writing to our Corporate Secretary at X-Rite, Incorporated, 4300 44th Street, S.E., Grand Rapids, Michigan 49512.

•	Code of Ethics

•	Committee Charters

•	Ethical Conduct Policy

•	Overview – Board Candidates

•	Position Profile – Board Members

•	Whistleblowers’ Protection Policy

Each member of the Board of Directors is expected to make a reasonable effort to attend all meetings of the Board of Directors, all applicable committee meetings, and each Annual Meeting of Shareholders. All members of the Board attended the 2006 Annual Meeting of Shareholders and each of the current members of the Board is expected to attend the 2007 Annual Meeting of Shareholders. During fiscal 2006, the Board held five meetings and the committees held a total of 15 meetings. Each director attended at least 75 percent of the aggregate of the number of meetings of the Board plus the total number of meetings of all committees on which such director served.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Nominating and Governance Committee	Compensation Committee
Paul R. Sylvester*	Stanley W. Cheff*	Gideon Argov
Mark D. Weishaar	Mario Fontana	Stanley W. Cheff
John E. Utley	L. Peter Frieder	Paul R. Sylvester
	John E. Utley	Mark D. Weishaar*
John E. Utley, ex-officio member

*	Committee Chairman

Below is a description of each standing committee of the Board of Directors. Each committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing the Company’s financial statements. The Audit Committee’s role is one of oversight and does not provide any expert assurance or certification as to the Company’s financial statements or the work of the independent auditors. The Committee’s specific responsibilities are delineated in the Audit Committee Charter which includes the authority to engage and change auditors. The Audit Committee Charter can be viewed on the Company’s website. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that each of Paul R. Sylvester and Mark D. Weishaar is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K, and “independent” for purposes of NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Audit Committee is comprised entirely of independent directors. During 2006, the Audit Committee held six meetings.

Compensation Committee. The primary function of the Compensation Committee is to assist the Board of Directors, and in certain circumstances the independent directors, in matters relating to compensation as may be appropriately delegated to it by the Board, or by the independent directors, as applicable. The Compensation Committee has a role in helping the Board of Directors, and in certain circumstances the independent directors, ensure a clear relationship between total compensation, organization performance, and returns to shareholders. This is based on the Board’s belief that total compensation programs, properly aligned with economic value creation and the values and goals of the Company, are essential tools in the delivery of sustainable value to shareholders. The Compensation Committee is currently comprised of four members, and all of the members are non-employee directors of the Company. The Compensation Committee is comprised of independent directors with the exception of Mr. Cheff. Until the Compensation Committee is comprised entirely of independent directors, the independent directors of the Board of Directors determine executive officer compensation as required by applicable laws, rules, regulations, and listing standards. During 2006, The Compensation Committee held five meetings.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee (“NGC”) is to assist the Board of Directors by (1) recommending qualifications and standards to serve as a director of the Company; (2) identifying individuals qualified to become directors of the Company, and (3) developing and evaluating corporate governance standards and policies for the Company. The NGC also reviews and evaluates the CEO’s performance and advises the Company’s Compensation Committee on its findings. The NGC is composed of independent directors with the exception of Mr. Cheff. Until the NGC is comprised entirely of independent directors, the independent directors of the Board of Directors select the director nominees as required by applicable laws, rules, regulations, and listing standards. During 2006, the NGC held four meetings.

Director Compensation

Currently, each outside Director, that is, a Director who is not an employee of X-Rite, Incorporated, receives a quarterly retainer of $10,000 ($16,000 for the chairperson), plus an additional quarterly retainer of $300 for each member of the Audit Committee ($750 for the chairperson) or the Compensation Committee ($750 for the chairperson), and an additional quarterly retainer of $500 for the chairperson of the NGC. In addition, each outside Director immediately following each Annual Meeting of Shareholders is granted 4,500 shares of restricted stock (7,000 for the chairperson) and an option to purchase 3,000 shares of the Company’s common stock (4,500 for the chairperson) at a price per share equal to the fair market value on the date of grant. The restricted shares and options vest after one year and have a ten year term.

Prior to July 1, 2006, each outside Director received an annual retainer of $20,000 ($37,000 for the chairperson), plus a meeting fee of $1,000 ($1,500 for chairpersons) for each meeting of the Board or a committee attended with the exception of the Audit Committee where a meeting fee of $1,500 ($2,000 for the chairperson) was paid. In addition, each outside director immediately following each Annual Meeting of Shareholders was granted an option to purchase 8,000 shares of the Company’s common stock at a price per share equal to the fair market value on the previous day. Each option had a term of ten years and was exercisable six months following the date of issue.

Mr. Vacchiano receives no compensation for serving as a director, except that he, like all directors, is eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings.

DIRECTOR COMPENSATION IN FISCAL YEAR 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Current Directors
Gideon Argov	20,600	13,800	11,826	46,225
Stanley W. Cheff	36,600	13,800	5,168	55,568
Mario Fontana	20,000	13,800	11,826	45,625
L.Peter Frieder	37,500	13,800	5,168	56,468
Massimo S. Lattmann	20,000	13,800	11,826	45,625
Paul R. Sylvester	45,100	13,800	5,168	64,068
John E. Utley	54,100	21,466	7,752	83,318
Mark D. Weishaar	43,600	13,800	5,168	62,568
Former Directors
Peter M. Banks(3)	26,000	—	38,696	64,696
Ronald A VandenBerg(4)	27,000	—	38,696	65,696

(1)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with the FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with the FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Each current non-employee Director has the following number of options outstanding: Mr. Argov: 4,052; Mr. Cheff: 85,000; Mr. Fontana: 4,052; Mr. Frieder: 22,551; Mr. Lattmann: 4,052; Mr. Sylvester: 29,455; Mr. Utley: 58,500; and Mr. Weishaar: 29,455. The outstanding options that are exercisable are included in the Securities Ownership of Management and Directors table. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

(3)

On July 5, 2006, the Company entered into a Separation Agreement with Dr. Banks. Under the Agreement, (i) Dr. Banks resigned from the Company’s Board of Directors, (ii) Dr. Banks received 8,000 stock options on May 22, 2007, and (iii) Dr. Banks will be paid a Director Emeritus fee of $20,000 per year for a period of five years concluding on June 30, 2011.

(4)

On July 5, 2006, the Company accepted the resignation of Mr. VandenBerg from the Board of Directors. Under the terms of the Director Emeritus program, Mr. VandenBerg is eligible to receive Director Emeritus fees in the amount of $20,000 per year for a period of fifteen years.

Shareholder Communications with Directors

The Board has adopted a process for shareholder communications and the selection of new Board candidates. You can find links to these materials on the Company’s website under Investor Relations at: www.xrite.com. Generally, shareholders who want to communicate with the Board or any individual Director can write to X-Rite, Incorporated, Corporate Secretary, 4300 44th Street, S.E, Grand Rapids, Michigan 49512.

Your letter should indicate that you are an X-Rite, Incorporated shareholder. Depending on the subject matter, management will forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

SECURITIES OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table contains information regarding ownership of the Company’s common stock by persons or entities known to the Company to beneficially own more than five percent (5%) of the Company's common stock. The content of this table is based upon information contained in Schedules 13G furnished to the Company as well as information provided by The NASDAQ Stock Market and represents the Company’s understanding of circumstances in existence as of March 31, 2007.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Lord, Abbett & Co. LLC 90 Hudson Street, Jersey City, NJ 07302	2,317,883	8.09

Daruma Asset Management, Inc. 80 West 40th Street, New York, NY 10018	2,085,500	7.28

State of Wisconsin Investment Board 121 East Wilson Street, Madison, WI 53703	1,512,183	5.28

Putnam Investment Management, Inc. 1 Post Office Square, Boston, MA 02109	1,455,620	5.08

Barclays Global Investors NA (CA) 45 Fremont Street, San Francisco, CA 94105	1,434,406	5.01

(1)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

SECURITIES OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table contains information regarding ownership of the Company’s common stock by each director, each named executive officer and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table or known to the Company and represents the Company’s understanding of circumstances in existence as of March 31, 2007.

Name	Shares Beneficially Owned (1)	Exercisable Options(2)	Total	Percent of Class(3)
Chief Executive Officer & Named Executive Officers
Thomas J. Vacchiano, Jr.	146,569	—	146,569	*
Michael C. Ferrara(4)	77,510	112,810	190,320	*
Mary E. Chowning	63,172	82,860	146,032	*
Bernard J. Berg	51,374	155,240	206,614	*
Jeffrey L. Smolinski	45,976	110,240	156,216	*
James M. Weaver(5)	31,454	73,240	104,694	*
Non-Employee Directors
Gideon Argov	29,565	1,052	30,617	*
Stanley W. Cheff	9,500	82,000	91,500	*
Mario Fontana	44,500	1,052	45,552	*
L.Peter Frieder	9,750	19,551	29,301	*
Massimo S. Lattmann	35,000	1,052	36,052	*
Paul R. Sylvester	5,000	26,455	31,455	*
John E. Utley	22,000	54,000	76,000	*
Mark D. Weishaar	9,500	26,455	35,955	*
All Directors and Executive Officers as a Group (15 persons)	646,559	746,007	1,392,566	4.62%

*	Less than one percent

(1)

Each person named in the table has sole voting and investment power with respect to the issued shares listed in this column. Excludes shares issuable pursuant to options exercisable as of March 31, 2007, or within 60 days thereafter.

(2)	This column reflects shares subject to options exercisable as of March 31, 2007, or within 60 days thereafter.

(3)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(4)	On October 1, 2006, Mr. Ferrara retired from his position of Chief Executive Officer and member of the Board of Directors. Mr. Ferrara remains a non-officer employee of the Company.

(5)	Mr. Weaver resigned from the Company effective December 30, 2006.

COMPENSATION DISCUSSION & ANALYSIS

Role and Composition of the Committee

The Compensation Committee (the “Committee”) administers and approves all elements of compensation for corporate officers and periodically reviews them with management. The Nominating and Governance Committee (“NGC”) has the direct responsibility to review the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s (“CEO”) performance in light of those goals and objectives and together with the independent directors, determines and approves the CEO’s compensation level based on this evaluation. The Committee reviews the NGC’s determination with respect to the CEO’s compensation level with the independent non-employee members of the Board who are responsible for the final approval.

All members of the Committee are non-employee directors. While the Compensation Committee is not currently composed entirely of independent directors, it is the goal of the Board of Directors for the Compensation Committee to be comprised of all independent members as quickly as is practical. Until the Compensation Committee is comprised entirely of independent directors, the independent directors of the Board of Directors determine executive officer compensation as required by applicable laws, rules, regulations, and listing standards. With the exception of annual stock option and stock grant awards as outlined under the Director Compensation discussion in this Proxy Statement, Committee members are not eligible to participate in any of the plans or programs that the Committee administers. The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and sole authority to approve related fees and retention terms for these advisors. The Committee reports to the Board of Directors on its actions and recommendations following every meeting, and periodically meets in executive session without members of management or management directors present.

Compensation Philosophy and Practices

The key objectives of the Company’s executive compensation programs are to attract, motivate and retain talented executives who drive X-Rite’s success and industry leadership. The Company’s programs support these objectives by rewarding individuals for advancing business strategies and aligning Company interests and expectations with those of the stockholders. The programs are designed to provide executives with competitive compensation that maintains a balance between cash and equity compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of shareholder value. It is the Committee’s strong belief that its compensation philosophy will encourage executives to manage from the perspective of owners with an equity stake in the Company.

In constructing and applying these policies, a conscious effort is made to identify and evaluate programs for comparable employers, considering factors such as geography and industry influences, relative sizes, growth stages, and market capitalization. In fulfilling its role to assist the Board of Directors and the independent directors, the Compensation Committee has enlisted the assistance of a consulting firm to establish a peer group of corporations that can be used for compensation comparison and benchmarking purposes. In 2006, this information was provided to the Company by Hewitt Associates, a major consulting firm experienced in all aspects of executive compensation analysis and design.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of U.S. publicly-traded companies in the electronic test and measurement industry (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the Company competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

Analogic Corporation	Lecroy Corporation
Calamp Corporation	Measuement Specialities Inc.
Cohu Inc.	Mercury Computer Systems Inc.
Daktronics Inc.	Microsemi Corporation
Dionex Corporation	Mts Systems Corp.
Electro Scientific Industries Inc.	Newport Corporation
Finisar Corporation	Park Electrochemical Corp.
Heico Corp.	Photon Dynamics Inc.
Intermagnetics General Corp.	Planar System Inc.
Jaco Electonics Inc.	Zygo Corporation

Market data is only one factor used in determining executive compensation. Other factors that are considered include (i) the value of the position to the Company, (ii) what other peer executives within the Company are paid, (iii) how the job relates to those peers, and (iv) the contribution of the executive including tenure, skills, performance, and industry knowledge. The Company competes with many larger companies for top executive-level talent. As such, the Committee generally sets compensation for executive officers at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

Role of Executive Officers in Compensation Decisions

The independent directors, based on the recommendations of the Committee, make all compensation decisions and equity awards for the executive officers of the Company, which consist of the Chief Executive Officer (“CEO”), Chief Financial Officer, and Chief Technology Officer. The Committee also reviews and approves recommendations made by the CEO regarding compensation decisions and equity awards to other leadership team members (which includes other actively employed executives).

The Compensation Committee reviews the annual salary plan with the CEO for all of the Company's executive officers and provides input to the independent directors and the entire Board of Directors to make such adjustments as the independent directors and Board of Directors determine appropriate based upon salary survey data for comparable employers, economic conditions in general, and evaluations by the CEO. Annual salary for the CEO is reviewed by the independent directors and the entire Board of Directors and adjusted based on the same considerations for other executive salaries, plus input from the NGC and its evaluation of the CEO’s performance.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

•	Salaries

•	Annual Cash Incentive (Bonus) Awards

•	Long Term Equity Awards (including stock options and performance-based restricted shares)

•	In-Service Benefits

•	Perquisites

Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The salaries of the named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance, responsibilities and the Company’s need to be competitive in the market for executive services. Compensation recommendations are benchmarked and targeted to be in line with the 50th percentile of comparable positions with the Compensation Peer Group. Any salary increase for an executive officer must be approved by the Committee and the independent members of the Board of Directors.

Annual Cash Incentive Awards

Executive officers may be awarded annual cash bonuses which are earned based on Company performance criteria. Annual cash incentive awards are designed to reward short-term performance and achievement of designated strategic growth results. The Committee sets the minimum, target and maximum levels for the financial component of the short-term cash incentive award (“STIA”) award at its regularly scheduled fourth quarter meeting for the next year. The target bonus is set based on an analysis of compensation for comparable positions with the Compensation Peer Group and is intended to provide a competitive level of compensation if the executive achieves higher performance objectives. Bonus levels are determined as a percentage of each executive’s base salary.

As a result of the Amazys Holding AG (“Amazys”) acquisition, the Committee modified the short term cash incentive program performance metric to better align short term targets with the integration plan. As such, for fiscal year 2006 the “STIA” was based on the achievement of two key metrics – revenue and adjusted EBITDA (earnings before income tax depreciation and amortization). The award is considered annually using financial performance targets that are approved by the Committee. The metric for the 2006 STIA is weighted using 50 percent adjusted EBITDA and 50 percent revenue. Adjusted EBITDA is defined as U.S. GAAP EBITDA with adjustments for restructuring and integration related expenses, FASB 123(R) expenses, and other non-recurring items.

For fiscal year 2007, the STIA performance components are comprised of 60 percent adjusted EBITDA and 40 percent revenue. The named executive officers participating in the STIA program receive:

•	no payment for the Company’s financial objective portion of the STIA unless the Company achieves 90 percent of the target adjusted EBITDA and 95 percent of the target revenue performance level;

•	payments that range from 20 percent for achieving the minimum target performance level of 95 percent to a maximum of 200 percent for achieving 110 percent or more of the target performance level.

Upon completion of the fiscal year, the Committee will assess the performance of the Company for each corporate financial objectives of the STIA, comparing the actual results to the pre-determined target.

In March of 2007, the Company paid a short-term incentive bonus relative to the Company’s 2006 performance. The STIA, adjusted EBITDA and revenue targets were established to reflect the acquisition of Amazys for the second half of 2006 and were approved by the Board of Directors. STIA financial targets for the first half of 2006 were not met. The payouts under the plan reflect a 95 percent adjusted EBITDA level with no value awarded for revenue for the second half of 2006. In addition, the Board of Directors awarded discretionary bonuses in 2006 totaling $525,000 in connection with the acquisition and integration of Amazys. In determining this cash award, the Committee took into account each recipient’s personal performance and commitment to the project, as well as each individual’s role in designing the strategic rationale for successfully combining the two companies. These cash bonuses were paid as follows:

	STIA ($)	Discretionary Bonus ($)	2006 Total Cash Bonus ($)
Thomas J. Vacchiano, Jr.	46,500	—	46,500
Michael C. Ferrara	76,500	205,000	281,500
Mary E. Chowning	34,200	155,000	189,200
Bernard J. Berg	24,700	55,000	79,700
Jeffrey L. Smolinski	27,600	55,000	82,600
James M. Weaver	25,200	55,000	80,200

Long Term Equity Incentive Awards

Equity-based compensation and ownership ensures that the Company’s executive officers have a continuing stake in the long term success of the Company. The Company’s approach to equity compensation is designed to balance business objectives for executive pay for performance, retention, competitive market practices, and stockholder interests. Long-term stock incentive awards (“LTIA”) are comprised of a mix of stock options and performance-based restricted stock. Stock options provide a material incentive to employees by providing an opportunity for a stock ownership stake in the Company. Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to relative total shareholder return.

These awards are considered annually and currently use an adjusted EBITDA growth objective target to determine the underlying value of the award. The LTIA adjusted EBITDA targets are established to reflect expected growth for a 3 year horizon. The restricted stock awards made in 2007 reflect the first true performance-based LTIA awards as all previous equity awards vested on a time-based schedule. LTIA provide senior management with an incentive opportunity linked to multiple year corporate financial performance and stockholder value. Equity awards are also granted periodically to a select group of non-executive employees whose contributions and skills are critical to the Company’s long-term success.

In general, annual LTIA compensation awards are determined at the Committee’s regularly scheduled first quarter meeting and are reflected in the Summary Compensation Table on page 19 and the Grants of Plan Based Awards Table on page 20. The underlying value of the LTIA to named-executive officers was determined based on a dollar amount indicated by the “50th percentile” of long-term compensation for the Compensation Peer Group for the applicable position as indicated in the peer market data with 40 percent of this amount to be in the form of stock options that vest on the first anniversary of grant and 60 percent of this amount to be in the form of restricted stock which would vest at the earlier of the third year or achievement of certain financial goals, using performance components such as adjusted EBITDA and revenue. For purposes of determining the number of shares issued or options granted, the Company uses a modified Black-Scholes valuation applied on a consistent basis from year to year.

In February of 2006, LTIA grants were as follows:

	2006
	Restricted Shares (#)	Stock Options (#)
Michael C. Ferrara	34,770	50,810
Mary E. Chowning	15,650	22,860
Jeffrey L. Smolinski	10,430	15,240
Bernard J. Berg	10,430	15,240
James M. Weaver	10,430	15,240

In August 2006, the independent directors of Company’s Board of Directors approved certain modifications to the February 2006 LTIA restricted stock grant vesting for the executive officers of the Company in consideration of the completed acquisition of Amazys by the Company. The Company had proposed an LTIA program for 2006 applicable to all executive officers which was based on Company-wide economic performance defined to be roughly the average return on assets. The LTIA vesting for restricted shares granted in February 2006 for executive officers was modified to vest over a three-year period. Restricted stock granted under the LTIA plan in March of 2007 will vest based upon Company performance during a three-year period as reflected in cumulative revenue growth and the cumulative adjusted EBITDA growth.

In November 2006, the Committee reviewed the 2007 LTIA compensation program for executive officers and established an LTIA level based on the 50th percentile of market for the position based on the Compensation Peer Group, consisting of 40 percent in a stock option grant vesting after one year and 60 percent in performance stock cliff vesting after three years based upon the achievement of the cumulative revenue and the cumulative adjusted EBITDA growth objective as outlined below. The executive officers participating in the LTIA program receive:

Revenue (3 Year Cumulative Total) (weighted 33%) ($ millions)			Adjusted EBITDA (3 Year Cumulative Total) (weighted 67%) ($ millions)			Vesting Threshold (% of Target)
Less than		785	Less than		176	0
786	to	793	177	to	178	20
794	to	801	179	to	180	40
802	to	810	181	to	182	60
811	to	818	183	to	184	80
Greater than		818	Greater than		184	100

In March of 2007, the LTIA grants were awarded as follows:

	2007
	Restricted Shares (#)	Stock Options (#)
Thomas J. Vacchiano, Jr.	39,247	52,330
Michael C. Ferrara	39,247	52,330
Mary E. Chowning	14,718	19,624
Bernard J. Berg	9,812	13,082
Jeffrey L. Smolinski	9,812	13,082

Beginning in the third quarter of 2006, the Company changed its policy and now uses the closing price of the Company’s common stock on the grant date as the exercise price of the option awards. The Company previously used the closing price of its common stock as quoted on the NASDAQ Stock Market on the day prior to the grant date to determine the exercise price of option awards. This change was made to simplify the Company’s internal processes and has no material impact on any financial disclosures.

In-Service Benefits

The Company provides a number of benefit plans including the X-Rite, Incorporated Retirement Savings Plan and related supplemental plans to its executives and certain other U.S. based employees. The Company also provides other benefits such as medical, dental, life insurance and long-term disability coverage, as well as vacation and other paid holidays. These benefits are available to all U.S. based employees, including each named executive officer, and are comparable to those provided at other peer group companies. These programs are designed to provide certain basic quality of life benefits and protections to all Company employees and at the same time enhance the Company’s attractiveness as an employer of choice.

The Committee periodically reviews the levels of personal benefits provided to named executive officers. A detailed analysis of these benefits is included in footnote #4 to the Summary Compensation Table.

Perquisites

The Company provides certain other small perquisites to its executives. These benefits in 2006 and 2007 include moving expenses, personal use of company paid automobile and country club memberships. A detailed analysis of these benefits is included in footnote #4 to the Summary Compensation Table.

Establishing STIA and LTIA Targets

Generally, the Committee sets the STIA targets for adjusted EBITDA and revenue based on the annual operating plan. The LTIA threshold level for adjusted EBITDA and revenue is based on the Company’s long-term financial objectives. In making the annual determination, the Committee may consider the specific circumstances facing the Company during the coming year. Revenue and adjusted EBITDA targets are set in alignment with the Company’s strategic plan and the expectations regarding Company performance. The Committee believes that it has established targets that are achievable and in line with the current global economic and competitive environment in which the Company operates.

While performance targets are established at levels that are intended to be achievable, a maximum STIA and LTIA payout would require very high levels of Company performance. Overall, we believe that a payout at the 80% level should be achievable, payout at the 100% level is challenging and payout at the 110% level is difficult.

Employment Agreements and Change in Control Agreements

Certain executive officers are parties to employment agreements with the Company. In January of 2006 in connection with the Amazys transaction, the Company entered into employment agreements with Thomas J. Vacchiano, Jr., Mary E. Chowning, and Francis Lamy. In February 2007, the Company entered into an employment and consulting agreement with Bernard J. Berg. A detailed discussion of the terms and conditions of these agreements can be found under the heading “Agreements and Other Arrangements” in this Proxy Statement. When evaluating the value of these agreements, the Company considered such factors as retention, competitive advantage through non-compete and non-solicitation clauses, best practices with peer group companies, and continued dedication and support of a cohesive management team and concluded that it was in the best interest of the Company to enter into these agreements.

All executive officers are parties to change in control agreements with the Company, details of which are outlined under the heading “Change in Control Agreement” in this Proxy Statement. The Company believes that it is in the best interest of the Company and its shareholders to foster senior management’s objectivity in making decisions with respect to any potential change in control of the Company and to ensure that the Company will have their continued dedication and availability. Accordingly, the Company believes that it is appropriate to provide executive officers with compensation arrangements upon a change in control.

Ethical Conduct

To help ensure that stock-based grants reward only those executives who benefit the Company, the Company’s equity plans and agreements provide that awards will be cancelled and that certain gains must be repaid if an executive violates certain provisions of the award agreement. These provisions include prohibitions against engaging in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information or violating the Company’s Business Conduct Guidelines (annual cash incentive payments are also conditioned on compliance with these Guidelines).

Every executive is held accountable to uphold and comply with these Guidelines. Upholding the Guidelines contributes to the success of the individual executive, and to the Company as a whole.

Tax and Accounting Implications

Deductibility under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s Incentive Performance Plan for Certain Executives should qualify as performance-based. The Plan permits an executive officer who is subject to Section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company’s stockholders have approved terms under which the Company’s annual and long-term performance incentive awards should qualify as performance-based on May 3, 2005, as required by the Internal Revenue Service. These terms do not preclude the Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under Section 162(m), which may be appropriate to retain and motivate key executives. The Company will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments for all stock option and stock grant programs in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of X-Rite, Incorporated, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 30, 2006.

Compensation Committee:
Mark D. Weishaar, Chairman
Gideon Argov
Stanley W. Cheff
Paul R. Sylvester

Independent Directors:
John E. Utley
Gideon Argov
Mario Fontana
L. Peter Frieder
Dr. Massimo Lattmann
Paul R. Sylvester
Mark D. Weishaar

Compliance

During 2006, the Company complied with current NASDAQ rules with respect to independent director and/or entire Board of Directors approval of CEO compensation in an executive session where the CEO is not present as well as independent director and/or entire Board of Directors approval requirements of all executive officer compensation.

AGREEMENTS AND OTHER ARRANGEMENTS

Change in Control Agreements

The Company’s Board of Directors approved a new X-Rite Change In Control Severance Plan for Senior Executives (“Change in Control Plan”) for certain of its executive officers effective April 1, 2007. Under the terms of the Change in Control Plan, following a change in control, if a participant's employment is terminated (1) by the Company other than for cause, disability or death of the participant or (2) by the participant with good reason (“Qualifying Termination”), the Company is obligated to pay the participant a lump-sum in cash equal to (i) the participant’s unpaid base salary, accrued vacation pay and expenses, (ii) amounts unpaid to the participant under the annual short-term incentive plan in respect of the most recently completed fiscal year, (iii) an amount equal to two times the greater of the participant’s base salary for the year in which the participant is terminated or as in effect prior to the change in control, (iv) a bonus amount equal to two times the greater of participant’s target incentive opportunity for the year the participant is terminated or as in effect prior to the change in control, (v) a pro rata portion of the participant’s target incentive opportunity for the year the participant is terminated or as in effect prior to the change in control, whichever is greater, (vi) payment of continuation health coverage premiums for twenty-four (24) months following the date of the Qualifying Termination, and (vii) excise tax gross-up on severance payments, if triggered. In addition, upon a Qualifying Termination, unless otherwise provided in a plan document, award agreement or otherwise, all of the participant’s outstanding equity-based long-term incentive vehicles (including stock options stock appreciation rights, restricted stock, and restricted stock units) shall vest, and where applicable, all target levels of performance shall be treated as being achieved as of the date of the change in control.

Thomas J. Vacchiano, Jr., the Company’s President and Chief Executive Officer, and Francis Lamy, the Company’s Executive Vice President and Chief Technology Officer, are covered under the new Change in Control Plan effective April 1, 2007.

The Company currently has change in control agreements with Messrs. Ferrara, Berg and Smolinski, and Ms. Chowning that provide for the payment of post-termination benefits if their employment is terminated following a change in control. Under the terms of these agreements, following a change in control, the Company agrees to continue to employ the executive for a three year period (the “Employment Term”) in the same position and with the base salary, annual bonus, benefits, vacation and sick leave no less favorable to the executive than as in effect at any time within ninety (90) days preceding the change in control. If during the Employment Term, the executive’s employment is terminated (1) by the Company other than for cause, disability or death of the executive or (2) by the executive with good reason or during the period commencing one hundred eighty (180) days after the commencement of the Employment Term and ending on the first anniversary of the Employment Term, the Company is obligated to pay the executive (i) the executive’s accrued but unpaid base salary and expenses, (ii) at the Company’s election, the executive’s base salary in normal installments for the remainder of the Employment Term, or a single payment that would otherwise be payable in installments for the remainder of the Employment Term, (iii) a bonus amount equal to the three year historical average of the annual bonuses paid or payable to the executive prior to the change in control, times the sum of the number of full fiscal years remaining in the Employment Term and the fraction equal to the pro-rata portion of the then current fiscal year up to such termination, (iv) the continuation of life insurance, disability, medical, dental and hospitalization payment benefits on behalf of the executive, (v) the immediate vesting of, and lapse of restrictions on all outstanding incentive awards (including stock options and restricted shares granted to the executive), which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate and (vi) an excise tax gross-up on severance payments, if triggered.

On April 1, 2007, the Company notified Messrs. Ferrara, Berg, and Smolinski, and Ms. Chowning of its intention to terminate the Agreements pursuant to the required one (1) year notification period. The Agreements will expire on April 1, 2008. On that date, these executives will be covered under the Change of Control Plan for Senior Executives discussed above.

Long-Term Incentive Plans

In September 2005, the Company established a Long-Term Incentive Plan for certain executive officers of the Company which is governed by the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan. Long-term stock incentive is comprised of a mix of both stock options and performance-based restricted stock for future long-term incentive (“LTIA”) awards to executives. The equity awards under the LTIA consist of 40 percent in the form of stock options that vest on the first anniversary of grant and 60 percent in the form of restricted stock which would vest after three years based upon the achievement of financial goals as discussed in the Compensation Discussion and Analysis section of this proxy.

Employment, Severance and Other Agreements

Thomas J. Vacchiano, Jr.

Effective October 1, 2006, Mr. Vacchiano was appointed President and CEO as well as a member of the Board of Directors. Mr. Vacchiano was the President and CEO of Amazys from January 2001 until the acquisition of Amazys by the Company in July 2006.

Mr. Vacchiano entered into an employment agreement with X-Rite in connection with the acquisition of Amazys under which Mr. Vacchiano had agreed to serve as President and COO of the Company for a period of three years from the completion of the Amazys acquisition (July 5, 2006) unless earlier terminated in accordance with its terms. Currently, Mr. Vacchiano’s annual base salary is $320,000. Under the terms of his existing employment agreement Mr. Vacchiano is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60 percent to consist of restricted stock awards and 40 percent to consist of stock option awards.

In the event of termination of Mr. Vacchiano’s employment by the Company without cause or by Mr. Vacchiano for good reason, Mr. Vacchiano will receive as outlined in the Employment Agreement (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination for twelve (12) months, if terminated by Mr. Vacchiano for good reason, and for the greater of (a) the number of months remaining in the initial three (3) year term of his Employment Agreement or (b) twelve (12) months, if terminated by the Company without cause, (ii) a pro rata portion of any annual performance bonus to which Mr. Vacchiano would have been entitled for the year in which the Employment Period is terminated, (iii) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for eighteen (18) months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Mr. Vacchiano, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Mr. Vacchiano is also a participant in the Change in Control Plan discussed above in “Change in Control Agreements”.

Michael C. Ferrara

Effective October 1, 2006, Michael C. Ferrara retired from his positions of Chief Executive Officer (CEO) and member of the Board of Directors of the Company. Under Mr. Ferrara’s employment agreement, Mr. Ferrara will continue to receive the annual salary, annual bonuses and other fringe benefits provided under the Employment Agreement to which he would have been entitled had his role and/or duties as the CEO of the Company not been changed. At the time of the CEO transition, Mr. Ferrara’s annual base salary was $425,000. Other principal terms of Mr. Ferrara’s employment agreement include the vesting of restricted stock grants and certain minimal financial planning benefits to Mr. Ferrara for the years 2005 and beyond. The agreement also defines the method by which either party may terminate it prior to expiration of the then current term, as well as the basis for severance pay and benefits calculations.

The Company has also entered into an agreement to provide certain medical, dental and prescription drug benefits to Mr. Ferrara following his employment with the Company. These benefits are comparable to those provided the Company's employees and will be secondary to all Medicare benefits for which Mr. Ferrara is eligible. The Company's obligation under this agreement will expire on December 31, 2015.

Mary E. Chowning

In connection with the acquisition of Amazys, the Company and Mary E. Chowning entered into an Employment Agreement. Ms. Chowning currently serves as the Company’s Executive Vice President and Chief Financial Officer, and receives an annual base salary of $295,000. Under the terms of the existing employment agreement, Ms. Chowning is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to the Company’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to the Company’s executives, with 60 percent to consist of restricted stock awards and 40 percent to consist of stock option awards.

In the event of termination of Ms. Chowning’s employment by the Company without cause or by Ms. Chowning for good reason, Ms. Chowning will receive as outlined in the Employment Agreement (i) severance pay equal to her monthly salary for the last full month immediately preceding her termination for twelve (12) months, (ii) a pro rata portion of any annual performance bonus to which Ms. Chowning would have been entitled for the year in which the Employment Period is terminated, (iii) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Ms. Chowning, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Additionally, if Ms. Chowning terminates her employment by giving written notice to the Company (whether with or without “good reason”) at any time after the one (1) year anniversary of the date on which Mr. Ferrara leaves active employment with X-Rite, Ms. Chowning will be entitled to receive the severance pay and benefits set forth in the previous sentence. Ms. Chowning has also entered into a change in control agreement with the Company as discussed above in “Change in Control Agreements”.

Bernard J. Berg

On February 20, 2007, the Company entered into an Employment Agreement with Bernard J. Berg, the Company’s Senior Vice President of Engineering for an employment period terminating on December 31, 2008. Under the terms of the agreement, Mr. Berg (i) will receive a base salary of $216,000 per year, (ii) is entitled to participate in any bonus plan or other incentive compensation program applicable to the Company’s executives, (iii) is entitled to participate in any short-term incentive compensation program applicable to the Company’s executives, with an initial annual performance bonus potential of 40 percent of his base salary if the Company achieves target performance and up to 80 percent of his base salary if the Company achieves exceptional performance, (iv) is entitled to participate in any long-term incentive compensation program applicable to the Company’s executives, with 60 percent to consist of restricted stock awards and 40 percent to consist of stock option awards, and (v) is entitled to insurance and other fringe benefits pursuant to the Company’s plans and policies in effect for its executives.

In the event of termination of Mr. Berg’s employment by the Company without cause or by Mr. Berg for good reason, Mr. Berg will receive as outlined in the Employment Agreement (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination, payable until December 31, 2008, (ii) a pro rata portion of any annual performance bonus to which Mr. Berg would have been entitled for the year in which the Employment Period is terminated, (iii) payment of Mr. Berg’s continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for eighteen (18) months following the date of termination, and (iv) any unvested stock options and restricted stock held by Mr. Berg will continue to vest, which shall remain exercisable to the extent provided for in the stock option agreements to which they relate. Mr. Berg has also entered into a change in control agreement with the Company as discussed above in “Change in Control Agreements” and according to his employment agreement is entitled to participate in the Change in Control Plan once the plan becomes effective.

On February 20, 2007, the Company entered into a Consulting Agreement with Mr. Berg which becomes effective January 1, 2009 after the expiration of the term of his Employment Agreement, and lasts for a term of two (2) years. Under the terms of the Consulting Agreement, Mr. Berg will provide consulting services as requested by the chief executive officer and/or the chief technology officer. Mr. Berg will not be obligated to provide consulting services for more than seven (7) days per month during the first year of the term and four (4) business days per month during the second year of the term. In consideration of Mr. Berg’s performance, the Company will (i) pay Mr. Berg an annual consulting fee in the amount of $100,000, and (ii) pay Mr. Berg’s continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for eighteen (18) months following the effective date.

Francis Lamy

In connection with the acquisition of Amazys, the Company and Mr. Lamy entered into an Employment Agreement on January 30, 2006. Mr. Lamy currently serves as the Company’s Executive Vice President and Chief Technology Officer. His annual base salary is CHF 325,000 (equal to $266,500 on December 31, 2006). Under the terms of the existing Employment Agreement, Mr. Lamy is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to the Company’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to the Company’s executives, with 60 percent to consist of restricted stock awards and 40 percent to consist of stock option awards.

Additionally, under the Employment Agreement, Mr. Lamy is entitled to (i) a CHF 32,500 (equal to $26,650 on December 31, 2006) per year allowance as a contribution to Mr. Lamy’s personal health insurance, and (ii) a CHF 5,000 (equal to $4,100 on December 31, 2006) per year allowance for obtaining tax consulting advice associated with being an officer of a U.S. based corporation, and (iv) a pension scheme in accordance with the applicable provisions of Swiss law, the premiums for which shall be apportioned between the Company and Mr. Lamy in accordance with the contribution levels provided for in the pension scheme of Amazys.

In the event of termination of Mr. Lamy’s employment by the Company without cause or by Mr. Lamy for good reason, Mr. Lamy will receive as outlined in the Employment Agreement (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination for twelve (12) months, (ii) a pro rata portion of any annual performance bonus to which Mr. Lamy would have been entitled for the year in which the Employment Period is terminated, (iii) the continuation of his health insurance allowance for twelve (12) months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Mr. Lamy, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Mr. Lamy is also a participant in the Change in Control Plan discussed above in “Change in Control Agreements”.

James M. Weaver

On December 30, 2006, the Company entered into a Severance Agreement with Mr. Weaver in connection with his resignation. Previously, Mr. Weaver served as the Company’s Senior Vice President and General Manager of the Retail Business. Under the Severance Agreement, Mr. Weaver will receive (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination, payable until December 29, 2007, (ii) any incentive compensation to which he is entitled for his employment through December 29, 2006 under and pursuant to the terms and conditions of the X-Rite Second – Half 2006 Officers Compensation Plan, (iii) payment of Mr. Weaver’s continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, until December 29, 2007, and (iv) immediate vesting of any unvested stock options and restricted stock held by Mr. Weaver, which shall remain exercisable to the extent provided for in the stock option agreement to which they relate. On December 29, 2006, the Company accelerated the vesting of previously granted options to purchase 15,240 shares and the vesting of 10,430 shares of previously granted restricted stock.

Director Emeritus Program

Any director of the Corporation serving prior to February 10, 2004, who serves the shorter of at least: (i) nine years or (ii) three maximum length terms of office as a director and who either resigns as a director or does not stand for reelection, shall be entitled to be considered for the position of “Director Emeritus.” If nominated by the Nominating and Governance Committee and elected by the Board of Directors, a Director Emeritus shall continue in that position for a period equal to the time served as a regular director prior to February 10, 2004, or until an earlier resignation or death. During their tenure, Directors Emeritus shall be given notices of all meetings of the Board of Directors, and they shall perform such consulting services for the Corporation as the Board of Directors may reasonably request from time to time. Directors Emeritus shall be entitled to attend and participate in all such meetings of the Board of Directors, except that they may not vote and they shall not be counted for purposes of determining a quorum. Directors Emeritus shall receive an annual cash retainer fee equal to the lesser of: (i) the annual cash retainer fee in place at the time the director resigned as a director or did not stand for reelection; or (ii) the annual cash retainer fee in place at any time during the period such director holds the position of Director Emeritus, and shall be entitled to reimbursement for expenses of attendance at meetings of the Board, but they shall receive no other compensation from the Corporation.

Currently, there are six (6) individuals who hold the Director Emeritus position and receive an annual cash retainer fee of $20,000 each. They are currently Marvin DeVries, James Knister, Rufus Teesdale, Ted Thompson, Charles VanNamen, and Ronald A. VandenBerg.

Thompson Agreement

At the time former Chairman Ted Thompson retired from his position as the Company’s Chief Executive Officer and retired from day-to-day management of the Company’s affairs, the Company entered into an agreement with Mr. Thompson for the purpose of defining an ongoing relationship with the Company. In addition to specifying his responsibilities, compensation, and benefits, the agreement provided for compensation and insurance benefits for a period of five years after conclusion of his service as Chairman. On September 13, 2001, Mr. Thompson retired as Chairman of the Company and an amendment to that agreement was entered into providing Mr. Thompson certain health benefits in lieu of certain compensation. Mr. Thompson is obligated not to compete with the Company for a period ending two years after termination of the agreement. In 2006, exclusive of Director Emeritus fees and Company dividend payments, Mr. Thompson received a total of $51,830 from the Company, of which approximately $25,000 consisted of consulting fees, $10,300 related to automobile program, and $16,200 applied to charges relative to a Special Post Employment Health Plan. Under the terms of the First Amendment to Chairman’s Agreement, the benefits under this agreement terminated on September 13, 2006. In 2006, the Board of Directors voted to allow Mr. Thompson’s automobile program to run for two additional years thereby allowing it to complete the existing lease cycle.

Banks Separation Agreement

In connection with the acquisition of Amazys, the Company entered into a Separation Agreement with Dr. Peter M. Banks on July 5, 2006. Under the Separation Agreement, Dr. Banks agreed to resign from the Company’s Board of Directors and the Nominating and Governance Committee. Dr. Banks further agreed to perform such consulting services for the Company as the Board of Directors or Chief Executive Officer of the Company may reasonably request from time to time. In consideration of Dr. Banks’ past service and his performance as a consultant, the Company agreed to provide to Dr. Banks (i) a cash payment in the amount of $1,000 for each day Dr. Banks provides consulting services and (ii) an option to acquire 8,000 shares of the Company’s common stock. Under the terms of the Separation Agreement, the Company further agreed to take such action as is necessary to cause Dr. Banks to attain Director Emeritus status in accordance with the Company’s Amended and Restated Bylaws, effective as of the completion of the acquisition of Amazys and continuing for a period of five (5) years thereafter.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

The following table sets forth the information required by the SEC Regulation S-K Item 402 as to the compensation paid or accrued by us for the year ended December 30, 2006 for services rendered in all capacities, by our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers during the fiscal year ended December 30, 2006 (the “named executive officers”).

Summary Compensation Table for Fiscal Year 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)(6)	Option Awards ($)(5)(6)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(7)	Total ($)
Thomas J. Vacchiano, Jr.(1) President, Chief Executive Officer	2006	149,039	—	—	8,580	46,500	6,157	210,276
Michael C. Ferrara(2) Former Chief Executive Officer	2006	410,251	205,000	526,680	334,020	76,500	16,024	1,568,475
Mary E. Chowning Executive Vice President, Chief Financial Officer	2006	288,112	155,000	54,211	134,634	34,200	18,503	684,660
Bernard J. Berg Senior Vice President, Engineering	2006	220,765	55,000	36,129	89,756	24,700	22,587	448,937
Jeffrey L. Smolinski Senior Vice President, Operations	2006	247,736	55,000	36,129	89,756	27,600	27,830	484,051
James M. Weaver(3) Former, Senior Vice President	2006	212,101	55,000	121,092	100,186	25,200	11,739	525,318

(1)

Mr. Vacchiano joined the Company on July 5, 2006 upon the completion of the Amazys acquisition. His compensation information reflected in the table above consists of compensation paid by the Company since the date of the Amazys acquisition.

(2)	Effective October 1, 2006, Mr. Ferrara retired from his position of Chief Executive Officer (CEO) of the Company. Mr. Ferrara remains a non-officer employee of the Company.

(3)	Mr. Weaver resigned from the Company effective December 30, 2006.

(4)	See the “Annual Cash Incentive Awards” discussion in the Compensation Discussion and Analysis for information on these awards.

(5)	See the “Grants of Plan-Based Awards Table for Fiscal Year 2006” for information regarding these stock and option awards.

(6)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with the FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

(7)	The compensation represented by the amounts for 2006 set forth in the All Other Compensation column for the named executive officers are detailed in the following table.

Name	Year	Moving Expenses	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Personal Use of Company Paid Automobile ($)	Country Club Annual Membership Dues ($)	Total ($)
Thomas J. Vacchiano, Jr.	2006	4,958	1,199	—	—	—	6,157
Michael C. Ferrara	2006	—	7,599	5,000	3,425	—	16,024
Mary E. Chowning	2006	—	1,448	3,750	8,305	5,000	18,503
Bernard J. Berg	2006	—	4,732	3,090	14,765	—	22,587
Jeffrey L. Smolinski	2006	—	1,151	3,750	22,929	—	27,830
James M. Weaver	2006	—	695	3,750	7,294	—	11,739

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2006

The following table contains information regarding restricted stock awards and stock option awards granted to the named executive officers during the preceding fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)(2)	Grant Date Fair Market Value of Options and Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Thomas J. Vacchiano, Jr.	n/a	0	186,000	542,500	—	—	—
	12/18/2006	—	—	—	125,000	11.25	783,650
Michael C. Ferrara(3)	n/a	0	306,000	743,750	—	—	—
	2/6/2006	—	—	—	50,810	11.61	737,700
	12/30/2006	n/a	n/a	n/a	—	n/a	123,000
Mary E. Chowning	n/a	0	136,800	498,750	—	—	—
	2/6/2006	—	—	—	22,860	11.61	331,976
Bernard J. Berg	n/a	0	98,880	360,500	—	—	—
	2/6/2006	—	—	—	15,240	11.61	221,278
Jeffrey L. Smolinski	n/a	0	110,400	402,500	—	—	—
	2/6/2006	—	—	—	15,240	11.61	221,278
James M. Weaver(4)	n/a	0	100,800	367,500	—	—	—
	2/6/2006	—	—	—	15,240	11.61	221,278

(1)

These columns show the range of payouts targeted for 2006 performance under the STIA plan as described in the section titled “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s base salary. The maximum is equal to 175 percent of their base salary. The payment for 2006 non-equity incentive awards was made in 2007 and is shown in the Summary Compensation Table in the column titled “Non-equity Incentive Plan Compensation.”

(2)

The exercise price for options granted prior to October 1, 2006 was the closing price of the Company’s stock on the day prior to the grant date. During the third quarter of 2006, the Company changed it exercise price for options granted to reflect the closing price of the Company’s stock to be the same date as the grant date.

(3)

Effective October 1, 2006, Mr. Ferrara retired from his position as Chief Executive Officer and member of the Board of Directors of the Company. Mr. Ferrara remains a non-officer employee of the Company.

(4)	Mr. Weaver resigned from the Company effective December 30, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses outstanding equity awards held by named executive officers, including out-of-the money awards, on a grant-by-grant basis for stock option and similar awards and on an aggregate basis for non-vested stock and equity incentive plan awards as of fiscal year-end.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
	Exercisable	Unexercisable
Thomas J. Vacchiano, Jr.	—	125,000	—	11.25	12/18/2016	—	—
Michael C. Ferrara(1)	17,500	—	—	9.30	7/30/2011	44,770	550,671
	25,000	—	—	7.12	1/28/2013	—	—
	50,000	—	—	9.18	3/24/2013	—	—
	30,000	—	—	13.41	2/10/2014	—	—
	32,000	—	—	16.40	2/8/2015	—	—
	—	50,810	—	11.61	2/6/2016	—	—
Mary E. Chowning	5,000	—	—	10.23	7/28/2013	15,650	192,495
	30,000	—	—	13.41	2/10/2014	—	—
	25,000	—	—	16.40	2/8/2015	—	—
	—	22,860	—	11.61	2/6/2016	—	—
Bernard J. Berg	15,000	—	—	15.63	1/20/2007	10,430	128,289
	15,000	—	—	18.38	1/20/2008	—	—
	15,000	—	—	7.50	1/20/2009	—	—
	15,000	—	—	6.50	1/18/2010	—	—
	15,000	—	—	7.56	1/17/2011	—	—
	15,000	—	—	7.82	1/22/2012	—	—
	20,000	—	—	7.12	1/28/2013	—	—
	20,000	—	—	13.41	2/10/2014	—	—
	25,000	—	—	16.40	2/8/2015	—	—
	—	15,240	—	11.61	2/6/2016	—	—
Jeffrey L. Smolinski	15,000	—	—	15.63	1/20/2007	10,430	128,289
	15,000	—	—	18.38	1/20/2008	—	—
	15,000	—	—	7.82	1/22/2012	—	—
	20,000	—	—	7.12	1/28/2013	—	—
	20,000	—	—	13.41	2/10/2014	—	—
	25,000	—	—	16.40	2/8/2015	—	—
	—	15,240	—	11.61	2/6/2016	—	—
James M. Weaver(2)	2,000	—	—	8.00	12/29/2008	—	—
	3,000	—	—	7.26	12/29/2008	—	—
	8,000	—	—	9.99	12/29/2008	—	—
	20,000	—	—	13.41	12/29/2008	—	—
	25,000	—	—	16.40	12/29/2008	—	—
	15,240	—	—	11.61	12/29/2008	—	—

(1)	Effective October 1, 2006, Mr. Ferrara retired from his position of Chief Executive Officer of Directors of the Company. Mr. Ferrara remains a non-officer employee of the Company.

(2)	Mr. Weaver resigned from the Company effective December 30, 2006.

(3)

The unvested outstanding options for Mr. Vacchiano vest ratably over a period of three years with one third vesting on December 18 of each year commencing on December 18, 2008. Those listed for Messrs. Ferrara, Berg, Smolinski and Ms. Chowning vest 12 months from the grant date on February 6, 2008.

(4)

The unvested stock awards for Messrs. Ferrara, Berg, Smolinski and Ms. Chowning vest ratably over a period of three years with one third vesting on February 6 of each year commencing on February 6, 2007. The market value is calculated using the closing price of the Company’s common stock as of December 30, 2006 ($12.30).

Option Exercises and Stock Vested For Fiscal Year 2006

The following table discloses options exercised and stock vested for named executive officers as of fiscal year-end.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Mary E. Chowning	—	—	4,840	19,822
Michael C. Ferrara(2)	—	—	34,083	387,984
James M. Weaver(3)	—	—	14,313	137,595

(1)

With the exception of 30,000 shares vesting for Mr. Ferrara and 10,430 shares vesting for Mr. Weaver, all of the shares represented in this column were issued under the Company’s Cash Bonus Conversion Plan (“CBCP”) that expired in 2005 after share purchases with 2004 bonus payments. This plan provided an opportunity for certain executives of the Company to purchase restricted stock at 50 percent of market value, up to an amount equal to their annual cash bonus. Shares were issued in the name of the executive, who maintained all rights of a shareholder, subject to certain restrictions on transferability and a risk of forfeiture. The forfeiture provisions lapse by 20 percent after six months and an additional 20 percent annually thereafter. The difference between the purchase price and the fair value of the restricted stock on the vesting date represents the value realized on vesting. The CBCP was not renewed.

(2)

As part of Mr. Ferrara’s employment contract, he received an award of 10,000 shares of restricted stock on December 31, 2005, December 31, 2004, and December 31, 2003. These 30,000 restricted shares became fully vested on December 31, 2006. On December 31, 2006, Mr. Ferrara received 10,000 restricted shares under his employment contract valued at $123,000 which will vest on December 31, 2007. Additionally, 4,083 restricted shares acquired under the CBCP vested in 2006. As of December 30, 2006, Mr. Ferrara held 8,100 restricted shares under the CBCP valued at $99,630.

(3)

On February 6, 2006, Mr. Weaver was awarded 10,430 restricted shares under the LTIA program. Under the terms of his severance agreement, these shares were fully vested as of his resignation date, December 30, 2006. Additionally, 3,883 restricted shares acquired under the CBCP vested in 2006. As of December 30, 2006, Mr. Weaver held 8,986 restricted shares issued under the CBCP valued at $110,528.

Potential Payments upon Termination or Change in Control

The following discussion and tables show the amount of compensation that would be paid to each of the named executive officers under a change in control agreement with the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer based upon the circumstances surrounding such executive officer’s termination is shown below. The amounts shown assume that such termination was effective as of December 30, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Estimated Payments upon Termination or Change in Control

The Company currently has Employment Agreements with Messrs. Vacchiano, Berg, Ferrara and Lamy, and Ms. Chowning. Details of those agreements are discussed under Agreements and Other Arrangements on page 16 of this Proxy Statement. Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to each executive according to their individual Employment Agreement. Specific severance arrangements that would have been triggered by a qualifying termination event taking place on December 30, 2006 can be found in the tables shown below.

The Company currently has change in control agreements with Messrs. Ferrara, Berg and Smolinski, and Ms. Chowning that provide for the payment of post-termination benefits if their employment is terminated following a change in control. Under the terms of these agreements, following a change in control, if the executive’s employment is terminated (1) by the Company other than for cause, disability or death of the executive or (2) by the executive with good reason the Company is obligated to pay the executive (i) the executive’s accrued but unpaid base salary and expenses, (ii) at the Company’s election, the executive’s base salary in normal installments for the remainder of the three year period commencing on the change in control (the “Employment Term”), or a single payment that would otherwise be payable in installments for the remainder of the Employment Term, (iii) a bonus amount equal to the three year historical average of the annual bonuses paid or payable to the executive prior to the change in control, times the sum of the number of full fiscal years remaining in the Employment Term and the fraction equal to the pro-rata portion of the then current fiscal year up to such termination, (iv) the continuation of life insurance, disability, medical, dental and hospitalization payment benefits on behalf of the executive, (v) the immediate vesting of, and lapse of restrictions on all outstanding incentive awards (including stock options and restricted shares granted to the executive), which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate and (vi) an excise tax gross-up on severance payments, if triggered.

Estimated Termination Payments

The following tables show potential payments to the named executive officers under existing contracts, agreements, plans or arrangements, for various scenarios involving a change in control or termination of employment assuming a December 30, 2006 termination date using the closing price of our common stock as of December 30, 2006 ($12.30).

If employment is terminated with regard to any of the named executive officers in this section by the Company for cause or by the executive without good reason, the executive shall be entitled to receive accrued base salary up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from the Company.

THOMAS J. VACCHIANO

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disabilty or Death	By the Executive with Good Reason	By the Company other than for Cause, Disabilty or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$77,500	$—	$775,000	$310,000	$775,000	$310,000
Short-term incentive(2)	—	—	46,500	46,500	46,500	46,500
Long-term incentives(3)	—	—	—	—	—	—
Acceleration of Vesting on Stock and Options(4)	775,738	775,738	775,738	775,738	775,738	775,738
Benefits and Perquisites:
Post-Termination Heath Care(5)	—	—	17,243	17,243	17,243	17,243
Life Insurance Premiums(6)	—	—	—	—	—	—
Disabilty Insurance Premiums(7)	—	—	—	—	—	—
Accrued Vacation Pay(8)	23,846	23,846	23,846	23,846	23,846	23,846

Total	$877,084	$799,584	$1,638,327	$1,173,327	$1,638,327	$1,173,327

As of December 30, 2006, Mr. Vacchiano did not have a change in control agreement with the Company. Effective April 1, 2007, Mr. Vacchiano is covered under a change in control agreement as discussed in this Proxy Statement under the Agreements and Other Arrangements under Change in Control Agreements.

(1)

Severance. Under Death: Reflects three months of base salary for 2006. Under By Company other than for Cause, Disability or Death: Reflects two and one half times base salary for 2006. Under By Executive with Good Reason: Reflects one times base salary for 2006.

(2)	Short-term incentive. Reflects STIA earned by executive for 2006 performance but paid in 2007.

(3)	Long-term incentive. No LTIA payable other than the costs associated with the acceleration of unvested stock options.

(4)	Acceleration of Vesting on Stock and Options. Reflects the expense that would be incurred upon acceleration of vesting for unvested stock options.

(5)

Post-Termination Health Care. Under By Company other than for Cause, Disability or Death; Disability and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) for a period of 18 months following the termination date.

(6)	Life Insurance Premiums. No benefit payable.

(7)	Disability Insurance Premiums. No benefit payable.

(8)	Accrued Vacation Pay. Reflects four weeks of accrued vacation earned during 2006.

MICHAEL C. FERRARA

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disabilty or Death	By the Executive with Good Reason	By the Company other than for Cause, Disabilty or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$212,500	$—	$1,487,500	$1,487,500	$1,275,000	$1,275,000
Short-term incentive(2)	—	—	1,564,000	1,564,000	801,465	801,465
Long-term incentives(3)	—	—	2,127,937	2,127,937	1,579,960	1,579,960
Benefits and Perquisites:
Post-Termination Heath Care(4)	—	—	25,750	25,750	12,206	12,206
Life Insurance Premiums(5)	—	—	2,880	2,880	22,796	22,796
Disabilty Insurance Premiums(6)	—	—	—	—	4,092	4,092
Personal Use of Company-Paid Car	—	—	38,444	38,444	—	—
Accrued Vacation Pay(7)	—	—	—	—	—	—
Excise Tax Gross-up(8)	—	—	—	—	1,489,015	1,489,015

Total	$212,500	$—	$5,246,511	$5,246,511	$5,184,534	$5,184,534

(1)

Severance. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects three and a half times base salary for 2006. Under Change in Control: Reflects three times base salary for 2006.

(2)

Short-term incentive. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects STIA earned by executive for 2006 performance but paid in 2007, plus estimates for 2007 and 2008 participation. Under Change in Control: Reflects the average of the value of STIA for 2004, 2005 and 2006 times three.

(3)

Long-term incentive. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects an estimate of the value of participation in 2007 and 2008 LTIA. Under Change in Control: Reflects the average of the value of LTIA for 2004, 2005 and 2006 times three.

(4)

Post-Termination Health Care. Under By Company Other than for Cause, Disability or Death; Disability and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits through 2015. Under Change in Control: Reflects cost of premiums for the continuation of medical and dental benefits for a period of three years.

(5)

Life Insurance Premiums. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects cost of premiums for the continuation of life insurance premiums for a period of two years. Under Change in Control: Reflects cost of premiums for the continuation of life insurance premiums for a period of three years.

(6)	Disability Insurance Premiums. Under Change in Control: Reflects cost of premiums for the continuation of disability insurance premiums for a period of three years.

(7)	Accrued Vacation Pay. No benefit payable.

(8)

Excise Tax Gross-Up. Calculations to estimate the excise tax due under Section 280G of the Internal Revenue Code are complex and reflect a number of assumptions. We assume that a change in control on December 30, 2006 at a stock price of $12.30 and that the executive’s employment is terminated.

MARY E. CHOWNING

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disabilty or Death	By the Executive with Good Reason	By the Company other than for Cause, Disabilty or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$—	$—	$285,000	$285,000	$855,000	$855,000
Short-term incentive(2)	—	—	34,200	34,200	402,884	402,884
Long-term incentives(3)	—	—	—	—	732,126	732,126
Acceleration of Vesting on Stock and Options(4)	182,031	182,031	182,031	182,031	182,031	182,031
Benefits and Perquisites:
Post-Termination Heath Care(5)	—		4,069	4,069	12,206	12,206
Life Insurance Premiums(6)	—	—	—	—	4,344	4,344
Disabilty Insurance Premiums(7)	—	—	—	—	2,745	2,745
Accrued Vacation Pay(8)	21,923	21,923	21,923	21,923	21,923	21,923
Excise Tax Gross-up(9)	—	—	—	—	892,645	892,645

Total	$203,954	$203,954	$527,223	$527,223	$3,105,904	$3,105,904

(1)

Severance. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times base salary for 2006. Under Change in Control: Reflects three times base salary for 2006.

(2)

Short-term incentive. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects STIA earned by executive for 2006 performance but paid in 2007. Under Change in Control: Reflects the average of the value of STIA for 2004, 2005 and 2006 times three.

(3)

Long-term incentive. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects LTIA earned by executive for 2006 performance. Under Change in Control: Reflects the average of the value of LTIA for 2004, 2005 and 2006 times three.

(4)	Acceleration of Vesting on Stock and Options. Reflects the expense that would be incurred upon acceleration of vesting for unvested options and restricted shares.

(5)

Post-Termination Health Care. Under By Company Other than for Cause, Disability or Death; Disability and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits for a period of one year. Under Change in Control: Reflects cost of premiums for the continuation of medical and dental benefits for a period of three years.

(6)	Life Insurance Premiums. Under Change in Control: Reflects cost of premiums for the continuation of life insurance premiums for a period of three years.

(7)	Disability Insurance Premiums. Under Change in Control: Reflects cost of premiums for the continuation of disability insurance premiums for a period of three years.

(8)	Accrued Vacation Pay. Reflects four weeks of accrued vacation earned during 2006.

(9)

Excise Tax Gross-Up. Calculations to estimate the excise tax due under Section 280G of the Internal Revenue Code are complex and reflect a number of assumptions. We assume that a change in control on December 30, 2006 at a stock price of $12.30 and that the executive’s employment is terminated.

JEFFREY L. SMOLINSKI

Benefits and Payments Upon Separationt	Death	Disability	By the Company other than for Cause, Disabilty or Death	By the Executive with Good Reason	By the Company other than for Cause, Disabilty or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$—	$—	$—	$—	$690,000	$690,000
Short-term incentive(2)	—	—	27,600	27,600	286,787	286,787
Long-term incentives(3)	—	—	—	—	554,129	554,129
Acceleration of Vesting on Stock and Options(4)	100,429	100,429	100,429	100,429	100,429	100,429
Benefits and Perquisites:
Post-Termination Heath Care(5)	—	—	—	—	34,487	34,487
Life Insurance Premiums(6)	—	—	—	—	3,453	3,453
Disabilty Insurance Premiums(7)	—	—	—	—	2,215	2,215
Accrued Vacation Pay(8)	17,692	17,692	17,692	17,692	17,692	17,692
Excise Tax Gross-up(9)	—	—	—	—	632,098	632,098

Total	$118,121	$118,121	$145,721	$145,721	$2,321,290	$2,321,290

(1)	Severance. Reflects three times base salary for 2006.

(2)

Short-term incentive. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects STIA earned by executive for 2006 performance but paid in 2007. Under Change in Control: Reflects the average of the value of STIA for 2004, 2005 and 2006 times three.

(3)	Long-term incentive. Reflects the average of the value of LTIA for 2004, 2005 and 2006 times three.

(4)	Acceleration of Vesting on Stock and Options. Reflects the expense that would be incurred upon acceleration of vesting for unvested options and restricted shares.

(5)	Post-Termination Health Care. Reflects cost of premiums for the continuation of medical and dental benefits for a period of three years.

(6)	Life Insurance Premiums. Reflects cost of premiums for the continuation of life insurance premiums for a period of three years.

(7)	Disability Insurance Premiums. Reflects cost of premiums for the continuation of disability insurance premiums for a period of three years.

(8)	Accrued Vacation Pay. Reflects four weeks of accrued vacation earned during 2006.

(9)

Excise Tax Gross-Up. Calculations to estimate the excise tax due under Section 280G of the Internal Revenue Code are complex and reflect a number of assumptions. We assume that a change in control on December 30, 2006 at a stock price of $12.30 and that the executive’s employment is terminated.

BERNARD J. BERG

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disabilty or Death	By the Executive with Good Reason	By the Company other than for Cause, Disabilty or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$—	$—	$—	$—	$618,000	$618,000
Short-term incentive(2)			24,700	24,700	269,642	269,642
Long-term incentives(3)	—	—	—	—	554,129	554,129
Acceleration of Vesting on Stock and Options(4)	100,429	100,429	100,429	100,429	100,429	100,429
Benefits and Perquisites:
Post-Termination Heath Care(5)	—	—	—	—	34,487	34,487
Life Insurance Premiums(6)	—	—	—	—	14,195	14,195
Disabilty Insurance Premiums(7)	—	—	—	—	1,984	1,984
Accrued Vacation Pay(8)	15,846	15,846	15,846	15,846	15,846	15,846
Excise Tax Gross-up(9)	—	—	—	—	620,891	620,891

Total	$116,275	$116,275	$140,975	$140,975	$2,229,603	$2,229,603

As of December 30, 2006, Mr. Berg did not have a change in control agreement with the Company. Effective February 20, 2007, Mr. Berg entered into an Employment Agreement as discussed in this Proxy Statement under the Agreements and Other Arrangements under Bernard J. Berg.

(1)	Severance. Reflects three times base salary for 2006.

(2)

Short-term incentive. Under Death, Disability, By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects STIA earned by executive for 2006 performance, but paid in 2007. Under Change in Control: Reflects the average of the value of STIA for 2004, 2005 and 2006 times three.

(3)	Long-term incentive. Reflects the average of the value of LTIA for 2004, 2005 and 2006 times three.

(4)	Acceleration of Vesting on Stock and Options. Reflects the expense that would be incurred upon acceleration of vesting for unvested options and restricted shares.

(5)	Post-Termination Health Care. Reflects cost of premiums for the continuation of medical and dental benefits for a period of three years.

(6)	Life Insurance Premiums. Reflects cost of premiums for the continuation of life insurance premiums for a period of three years.

(7)	Disability Insurance Premiums. Reflects cost of premiums for the continuation of disability insurance premiums for a period of three years.

(8)	Accrued Vacation Pay. Reflects four weeks of accrued vacation earned during 2006.

(9)

Excise Tax Gross-Up. Calculations to estimate the excise tax due under Section 280G of the Internal Revenue Code are complex and reflect a number of assumptions. We assume that a change in control on December 30, 2006 at a stock price of $12.30 and that the executive’s employment is terminated.

Equity Compensation Plan Summary

The following table provides information about the Company’s equity compensation plans as of December 30, 2006.

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	2,330,445	(1)	$11.88	4,244,051	(2)
Equity compensation plans not approved by shareholders	0		n/a	0

Total	2,330,445		$11.88	4,244,051

(1)	Represents outstanding options to purchase the Company’s Common Stock granted under the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan.

(2)

Represents options available to purchase the Company’s common stock under the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan. Included are 966,051 shares available for issuance under the 2004 Amended and Restated Employee Stock Purchase Plan.

Our Relationship with Our Independent Auditors

The consolidated financial statements of the Company and its subsidiaries for the year ended December 30, 2006, have been audited by Ernst & Young LLP, independent public accountants

The aggregate fees billed by Ernst & Young LLP for the 2006 and 2005 fiscal years are as follows:

	2006	2005
Audit Fees	$901,329	$405,391
Audit Related Fees	—	39,130
Tax Fees	80,264	—
Other Fees	—	11,000

	$981,593	$455,521

Audit fees include amounts incurred for the annual audits of the Company’s consolidated financial statements, interim reviews of quarterly financial information and statutory audits. Other audit related fees include amounts billed for services that are unrelated to the annual audit, such as S-8 filings and accounting research tool fees. Fees billed for tax services primarily include tax compliance services.

Preapproval Policy for Auditor Services

The Audit Committee’s policy is to preapprove all audit and nonaudit services provided by the Company’s independent auditors. These services may include audit services, audit related services, tax services, and other services. Preapproval is generally provided for up to one (1) year and any preapproval is detailed as to a particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated preapproval authority to its Chairperson when expedition of service is necessary. Both the Company’s independent auditors and management are required to periodically report to the whole Audit Committee regarding the extent of services provided by the Company's independent auditors in accordance with this preapproval policy, and the fees for such services.

Appointment of Auditors for Fiscal 2007

The Audit Committee has reappointed Ernst & Young LLP as the independent public accounting firm to audit the Company’s consolidated financial statements for fiscal 2007.

Representatives of Ernst & Young LLP will be present at the 2007 annual meeting of shareholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Report of the Audit Committee

We have reviewed X-Rite, Incorporated’s audited consolidated financial statements as of and for the fiscal year ended December 30, 2006, and met with both management and Ernst & Young LLP, X-Rite, Incorporated’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.

We have received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Ernst & Young LLP its independence. These items relate to that firm’s independence from the company. We also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in X-Rite, Incorporated’s annual report on Form 10-K for the fiscal year ended December 30, 2006.

Paul R. Sylvester, Chairman
John E. Utley
Mark D. Weishaar

Review and Approval of Related Person Transactions

The Company has a policy to review all relationships and transactions between the Company and its directors and executive officers or their immediate family members. The Company’s Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. All material matters are reviewed and approved by the Audit Committee and independent members of the Board of Directors. The review process takes into account the following information:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the committee deems appropriate.

Certain Relationships, Related Transactions and Other Matters

XR Ventures, LLC is a joint venture between the Company and Peter M. Banks and James A. Knister. The main focus of XR Ventures was to find, acquire, develop, and operate interests in businesses or technologies important to the growth of new markets for the Company. Prior to December 2003, Dr. Banks and Mr. Knister were responsible for the day-to-day operations of XR Ventures with input from the Company. The Company funded all acquisitions made by XR Ventures and, in exchange, will receive its investment back in full before any distributions are made. The Company will receive 80 percent of the gains on investments. Dr. Banks and Mr. Knister will receive 20 percent of the gains on investments. Dr. Banks and Mr. Knister are reimbursed for their expenses, but receive no salary or additional Board fees relating to XR Ventures. The Company reached the XR Ventures arrangement with Dr. Banks and Mr. Knister through arms-length negotiation, in which the Company was represented by it regular counsel and Dr. Banks and Mr. Knister were represented by separate counsel. In December of 2003, the Company, Dr. Banks and Mr. Knister amended the XR Ventures, LLC agreement, and Dr. Banks and Mr. Knister resigned as managing members in XR Ventures, LLC. Dr. Banks and Mr. Knister remain members of XR Ventures, LLC, but have no formal day to day operating duties.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

Shareholder Proposals – Annual Meeting

Any proposal of a shareholder must be received by the Company at its headquarters, 4300 44th Street, S.E., Grand Rapids, Michigan 49512, no later than December 26, 2007 in order to be considered for inclusion in the Company’s Proxy Statement relating to the 2008 Annual Meeting. Shareholders who wish to submit a proposal not intended to be included in the Company’s Proxy Statement relating to the 2008 Annual Meeting, but to be presented at that meeting, and who propose to nominate a director for election at that meeting, are required by the Company’s Articles of Incorporation and Bylaws to provide notice of such proposal or nomination to the Company. Nominations for directors must be received not later than thirty days prior to the date of the Annual Meeting (or within seven days after the Company mails, or otherwise gives notice of the date of such meeting, if such notice is given less than forty days prior to the meeting date). All other proposals must be received not less than sixty nor more than ninety days prior to the scheduled meeting date, provided, that if less than seventy days notice, or prior public disclosure of the date of a scheduled meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. This notice must contain the information required by the Company's Articles Incorporation and Bylaws and must be submitted in accordance with the procedures outlined therein.

Miscellaneous

The Company’s Annual Report to Shareholders including financial statements, as well as the Company’s annual report on Form 10-K, is being mailed to shareholders with this Proxy Statement.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in the Proxy.

SHAREHOLDERS ARE URGED TO PROMPTLY DATE, SIGN, AND RETURN

THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors
Mary E. Chowning
Secretary

April 24, 2007

Grand Rapids, Michigan

X-rite

C/O COMPUTERSHARE PROXY OPERATIONS - MS 250 ROYALL STREET CANTON, MA 02021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by X-Rite, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to X-Rite, Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: XRITE1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

X-RITE, INCORPORATED

Vote on Directors

For Withhold For All To withhold authority to vote for any individual

1. To elect three directors as set forth in the nominee(s), mark “For All Except” and write the

All All Except accompanying Proxy Statement. number(s) of the nominee(s) on the line below.

Nominees: (01) Gideon Argov ` ` ` (02) L. Peter Frieder (03) Thomas J. Vacchiano, Jr.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

For address changes and/or comments, please check this box ` and write them on the back where indicated.

Please be sure to sign and date this Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

- FOLD AND DETACH PROXY CARD HERE -

x-rite

X-RITE, INCORPORATED

4300 44th Street, S.E. Grand Rapids, Michigan 49512

PROXY

This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Helen R. Friedli and Mary E. Chowning, and each of them, as Proxies, each with full power to appoint a substitute, to represent and to vote, as designated on the reverse, all shares of common stock of X-Rite, Incorporated held of record by the undersigned on April 9, 2007 at the Annual Meeting of Shareholders to be held on May 22, 2007 or any adjournment thereof.

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AS NOTED IN THE PROXY STATEMENT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)